EXHIBIT 99.1
For Immediate Release

Contact:	Joel S. Marcus Chairman, Chief Executive Officer, & Founder Alexandria Real Estate Equities, Inc. 626-578-9693

Alexandria Real Estate Equities, Inc. Elects Steven R. Hash to the
Company's Board of Directors

Pasadena, California, December 16, 2013 -- Alexandria Real Estate Equities, Inc. (NYSE: ARE) announced today that the Company's Board of Directors has elected Steven R. Hash as an independent director. The Company’s Board of Directors has also appointed Mr. Hash as a member of its Audit Committee and Nominating & Governance Committee. Mr. Hash is an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission (“SEC”) and is an independent director in accordance with New York Stock Exchange (“NYSE”) listing standards and SEC rules. His term will run until the 2014 annual meeting of stockholders of the Company.
Mr. Hash is the President and Chief Operating Officer, and a Co-Founder, of Renaissance Macro Research, LLC (RenMac), a leading boutique equity research and trading business focused on macro research in the investment strategy, economics, and Washington policy sectors. Prior to co-founding Renaissance Macro Research, Mr. Hash spent almost 20 years at Barclays Capital/Lehman Brothers where he served in various leadership positions, including Global Head of Real Estate Investment Banking, Chief Operating Officer of Global Investment Banking, Global Head of Equity Research, U.S. Head of Equity Research, and Senior Equity Research Analyst. During his tenure at Lehman Brothers, Mr. Hash was ranked as a top analyst in the Institutional Investor All-American equity research survey and the Greenwich Associates Survey for multiple years, and was instrumental in moving the firm to #1 in the Institutional Investor All-American equity research survey in 2003, from #9 in 1999. Mr. Hash began his career as a senior research analyst covering the REIT industry at Oppenheimer & Company, and as a senior auditor for the accounting and consulting firm of Arthur Andersen & Company. He received a Bachelor of Arts degree from Loyola University and an MBA degree from New York University.
“We are honored and pleased to welcome Steve to our Board,” said Joel S. Marcus, Chairman, Chief Executive Officer, and Founder of Alexandria Real Estate Equities, Inc. “Steve’s depth of insight of the analyst and investor communities is unparalleled. Alexandria will greatly benefit from his unique expertise and knowledge of real estate investments while garnered during his highly successful career on Wall Street and now at RenMac, an esteemed equity research firm.”

About Alexandria Real Estate Equities, Inc.
Alexandria Real Estate Equities, Inc. (NYSE: ARE), a self-administered and self-managed investment-grade real estate investment trust (“REIT”), is the largest and leading REIT focused principally on owning, operating, developing, redeveloping and acquiring high-quality, sustainable real estate for the broad and diverse life science industry. Founded in 1994, Alexandria was the first REIT to identify and pursue the laboratory niche and has since had the first-mover advantage in the core life science cluster locations including Greater Boston, the San Francisco Bay Area, San Diego, New York City, Seattle, Maryland, and Research Triangle Park. As of September 30, 2013, Alexandria's asset base consisted of 30.9 million square feet, including 17.3 million RSF of operating assets and active value-creation projects and 13.6 million additional RSF through future ground-up development projects. Alexandria's high-credit client tenants span the life science industry, including renowned academic and medical institutions, multinational pharmaceutical companies, public and private biotechnology entities, United States government research agencies, medical device companies, industrial biotech companies, venture capital firms, and life science product and service companies. Investment-grade client tenants represented 50% of Alexandria's total annualized base rent as of September 30, 2013. As the recognized real estate partner of the life science industry, Alexandria has a superior track record in driving client tenant productivity, collaboration, and innovation through its best-in-class laboratory and office space adjacent to leading academic medical research centers, unparalleled life science real estate expertise and services, and longstanding and expansive network in the life science community. We believe these advantages result in higher occupancy levels, longer lease terms, higher rental income, higher returns, and greater long-term asset value. For additional information on Alexandria, please visit www.are.com.